Exhibit 99.1

The Crypto Company Announces Strategic Refocus and Realignment With the Sale of AllFi Technologies, Inc.

MALIBU, CA - (NewMediaWire) - June 7, 2024 - The Crypto Company (OTC: CRCW) (“TCC”), a leader in emerging technologies, is pleased to announce the strategic sale of AllFi Technologies, Inc. to AllFi Holdings LLC. This transaction is designed to optimize both companies’ focus on their respective areas of expertise. As a result of this transaction, The Crypto Company will receive back from AllFi Holdings LLC, its previously issued and committed shares, which totaled approximately 10% of The Crypto Company. In return, AllFi Holdings LLC will obtain full ownership of AllFi Technologies, Inc., including the trademarks and IP associated therewith.

This transaction reflects The Crypto Company’s commitment to sharpening its focus on core competencies. By divesting its interest in AllFi Technologies, Inc. for TCC stock, The Crypto Company is poised to strengthen its position and dedicate resources to its primary business areas, where it holds significant expertise and market leadership.

“We believe this realignment allows us to concentrate on what we excel at,” said Ron Levy, CEO of The Crypto Company. “The return of our shares underscores our confidence in the Company’s future, and we are excited about the opportunities ahead as we intensify our efforts in the emerging technologies sector.”

This move allows AllFi Technologies, Inc. to fully own its products and trademarks, enabling them to streamline their operations and focus on their specialized market. Both companies benefit by dedicating their efforts to their respective strengths.

The Crypto Company remains committed to innovation and growth.

About The Crypto Company:

Headquartered in Malibu, California, The Crypto Company is a pioneering entity in the realm of emerging technologies, specializing in education, blockchain, smart contracts, and artificial intelligence. With a commitment to innovation, TCC strives to revolutionize the way the world interacts through emerging technologies.

Contact information:

The Crypto Company

Phone 424-228-9955

Email: info@tcc.co

www.thecryptocompany.com